EXHIBIT 21.1


                       SUBSIDIARIES OF RIMAGE CORPORATION


Name                            Jurisdiction of Incorporation    Percent Owned


Cedar Technologies, Inc.               Minnesota                   100.0%

Media Systems Technology, Inc.
(Inactive)                             California                   86.8%

Rimage Europe GmbH                     Germany                     100.0%